UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2006
WESTERN IOWA ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Iowa	000-51965	41-2143913
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
1220 S. Center Street
P.O. Box 399
Wall Lake, Iowa 51466
(Address of principal executive offices)
(712) 664-2173
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
First Amendment to Management and Operational Services Agreement between Renewable Energy Group, Inc. and Western Iowa Energy, LLC.
     On May 9, 2005 West Central Cooperative and Western Iowa Energy, LLC (“WIE”) entered into a Management and Operational Services Agreement (the “Agreement”) for the procurement of feedstocks and the marketing and sales of WIE’s biodiesel, glycerin and fatty acids. West Central Cooperative’s interests in the Agreement were assigned to Renewable Energy Group, Inc. (“REG”) on September 21, 2006. On November 22, 2006, WIE and REG entered into a First Amendment to Management and Operational Services Agreement (the “Amendment”) to establish an alternate method for sales of WIE’s product at offsite distribution terminals.
     Pursuant to the terms of the Amendment, REG will purchase biodiesel from WIE and place in off-site distribution terminals for further distribution. The sales price of the biodiesel would be a price equal to the amount received by REG for the sale of the biodiesel at the off-site distribution terminal, less all transportation costs, in and out charges, handling and storage costs, cost of insurance on the biodiesel and taxes collected at time of sale at the off-site distribution terminal, if any. WIE will authorize the sales price of the biodiesel prior to completion of the final sale by REG. In the event that the biodiesel is placed in an off-site distribution terminal which also contains biodiesel owned by other parties, sales of biodiesel, including WIE’s biodiesel, shall be accounted for by REG on a first-in, first-out basis through such distribution terminal. The sales price will by paid to WIE upon REG’s receipt of proceeds from REG’s sale, and shall be remitted to WIE in the same method and manner as set for the in the Agreement. In the event that any account receivable for the sale of biodiesel from the distribution terminal is uncollectible by REG, WIE and REG will share equally in such losses (including cost of collection).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN IOWA ENERGY, LLC
11/28/06	/s/ John Geake
Date	John Geake, Vice Chairman